March 10, 2000

(FCC) First Canadian Capital Corporation
Bill Wishart
210-1118 Home Street
Vancouver, B.C. Canada V6B 6L5

Dear Bill,

I look forward to a successful working relationship in raising capital with First Canadian Capital.

This document shall serve as the agreement between Remedent USA, Inc. ("REMM") and First Canadian Capital ("FCC"), whereby FCC whereby agrees to provide consulting services to REMM over the next 12 months.

Scope and Duties: During the term of this Agreement, FCC will perform the following services for REMM.

Mergers and Acquisitions. FCC will provide assistance to REMM, as mutually agreed, in identifying M&A candidates, assisting in any due diligence process, recommending transaction terms and giving advice and assistance during negotiations.

Introduction to the Investment Community. FCC has a familiarity or association with numerous broker/dealers and investment professionals across the country and will enable contact between REMM and/or REMM's affiliate to facilitate business transactions among them. FCC shall use its contacts in the brokerage community to assist REMM in establishing relationships with private equity capital sources (venture capital, etc.) and securities dealers while providing the most recent information about REMM to interested dealers on a regular and continuous basis. FCC understands that his is in keeping with REMM's business objectives and plan to market REMM's business or project to the investment community.

REMM and/or REMM's Affiliate Transaction Due Diligence. FCC will participate and assist REMM in the due diligence process on all proposed financial transactions affecting REMM of which FCC is notified in writing in advance, including conducting investigate of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

Additional Duties. REMM and FCC shall mutually agree upon any additional duties that FCC may provide for compensation paid or payable by REMM under this
Agreement. Although there is no requirement to do so, such additional agreement(s) may be attached hereto and made part hereof by written amendments to be listed as "Exhibits" beginning with "Exhibit A" and initialed by both parties.

Standard of Performance. FCC shall devote such time and efforts to the affairs of REMM as is reasonably necessary to render the services contemplated b y this Agreement. FCC is not responsible for the performance of any services, which may be rendered hereunder if REMM fails to provide the requested information in writing prior hereto. The services of FCC shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant. FCC cannot guarantee results on behalf of REMM, but shall use commercially reasonable efforts in providing the services listed above. If an interest is expressed in satisfying all of part of REMM's financial needs. FCC shall notify REMM and advise it as to the source of such interest and any terms and conditions of such interest. FCC's duty is to introduce and market REMM's funding requests to appropriate funding sources. FCC will in no way act as a "broker-dealer" under the state securities laws. Because all final decision pertaining to any particular investment are to be made by REMM, REMM may be required to communicate directly with potential funding sources.

Non-Guarantee. FCC makes no guarantee that FCC will be able to successfully market and in turn secure a loan or investment financing for client, or to successfully procure such loan or investment within REMM desired timeframe or to guarantee that it will secure any loan or investment financing with a specific or minimum return, interest rate or other terms. Neither anything in this Agreement to the contrary nor the payment of deposits to FCC by REMM pursuant to fee agreements for services not contemplated herein shall be construed as any guarantee. Any comments made regarding potential time frames or anything that pertains or the outcomes of client's funding requests are expressions of opinion only. REMM acknowledges and agrees it is not required to make exclusive use of FCC for any services or documentation deemed necessary for ht purpose of securing investments. FCC has made no such demands in order for REMM's project to be marketed under the terms of this Agreement. FCC holds no exclusive rights to the marketing of REMM's project.

Compensation to FCC. For a direct investment made in REMM by a third party investor either introduced to REMM by FCC or which contacted REMM directly as a result of FCC's efforts, REMM shall pay FCC (option for either cash or free trading shares) 3% of gross amount of capital raised and 5% bonus in R-144 Remedent shares calculated on gross amount raised.

         1. In addition, payment each month for one year beginning February 1, 2000: $5000 per month in shares calculated at the average closing price for the month of R-144 Shares of REMM payable April 31, 2000, July 31, 2000, October 31, 2000, and January 31, 2001.

Merger and Acquisitions. For a merger/acquisition entered into by REMM as a result of the efforts of or an introduction by FCC during the term of this Agreement, REMM shall pay FCC 5% of the total value of the transaction. The 5% shall be paid in cash or stock depending on merger/acquisition transaction details, upon the date of the closing of the merger/acquisition.

         2. If stock is used as part of all of the consideration in the transaction, FCC shall receive 50% free trading REMM shards (if shares are available) and 50% R-144 REMM shares equivalent to 5% of the gross transaction upon close of the transaction.

Merryvale Group. Should financing be completed with Mr. Paul Berini of the Merryvale Group International, the compensation terms mentioned above will not apply. Any compensation earned will be paid by Merryvale Group International.

Investment Source(s) Disclosure. It is fully understood that n some cases FCC's investment/lending sources are sources that may be public sources, which may independently approach REMM without the assistance of FCC. FCC makes no claims to have special relationships with sources and is not to be considered as having any capabilities of expediting or "pushing" REMM's case through any approval channels outside the norm of any request of this type. The sources in the FCC databases are sources compiled by FCC from created relationships as well as lists purchased or requested for the purpose of building a comprehensive lender/investor marketing service.

Indemnification. REMM agrees to indemnify and hold harmless FCC, each of its officers, directors, employees and shareholders against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property or business character or reputation) sustained by any person or to any person, arising out of any act, failure to act, negligent, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by REMM or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

FCC agrees to indemnify and hold harmless REMM, each of its officers, directors, employees and shareholders against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any grossly negligent act, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by FCC or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

Services not expressed or implied. PCC is not and will not be a market maker in REMM's securities or any securities or securities in which REMM or REMM's affiliates has an interest.

Any payments made herein to FCC are not, and shall not be construed as, compensation to FCC for the purpose of making a market, to cover FCC's out-of-pocket expenses for making a market, or for the submission by FCC of an application to make a market in any securities.

No payments made herein to FCC are for the purpose of effecting the price of any security or influencing any market-making functions, including but not limited to, bid/ask quotations, initiation and termination of quotations, retail securities activities, or for the submission of any application to make a market.

Term/Termination.  This  Agreement is a quarterly  agreement for the term of one
(1) year and shall terminate automatically on January 31, 2001. However, REMM or FCC shall have the right to terminate the balance of this Agreement at any time seventy (70) days after the date hereof, provided written notice is given to the other party at least fifteen (15) days prior to the expiration of the current quarter of the Agreement.

Confidentiality. FCC will not at any time or in any manner, either directly or indirectly, use for the personal benefit of FCC, or divulge, disclose, or communicate in any manner any information that is proprietary to REMM without REMM's express written consent. FCC will protect such information and treat it as strictly confidential. This provision shall continue to be effective after the termination of this Agreement. Upon termination of this Agreement, FCC will return to REMM all records, notes, documentation and other items that were used, created, or controlled by FCC during the term of this Agreement.

Entire Agreement. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written.

Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

Counterparts. If any provision of this Agreement shall be held to be valid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of the Agreement is invalid or unenforceable, but that by limiting such provisions it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

Choice of Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of California.

Arbitration. Any controversy or claim arising out of relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its applicable rules, and judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Party contracting services:          Service Provider:

REMEDENT USA, INC.                   (FCC) FIRST CANADIAN CAPITAL CORPORATION

Rebecca Inzunza                      Bill Wishart

By:  Rebecca W. Inzunza              By:  Bill Wishart

Its:  President                      Its:  President

March 10, 2000                       March 13, 2000